SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                           Form N-8A

 NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
               OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Stein Roe Trust

Address of Principal Business Office:  One South Wacker
       Drive, Chicago, Illinois  60606

Telephone Number:  (312) 368-5612

Name and Address of Agent for Service of Process:
    Jilaine Hummel Bauer, Executive Vice-President
      and Secretary
    Stein Roe Trust
    One South Wacker Drive
    Chicago, Illinois  60606

Check Appropriate Box:  Registrant is filing a Registration
Statement pursuant to Section 8(b) of the Investment Company
Act of 1940 concurrently with the filing of Form N-8A:

                    Yes  [X]     No  [  ]

-------------------------------------------------------------

     Pursuant to the requirements of the Investment Company
Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on this 2nd day of January, 1997.
                               STEIN ROE TRUST

                               By  TIMOTHY K. ARMOUR
                                   Timothy K. Armour
                                   President

Attest: NICOLETTE D. PARRISH
        Nicolette D. Parrish
        Assistant Secretary